Exhibit 5.3

[Worldspan, L.P. letterhead]

October 24, 2005

Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, GA 30339-3196

Re:	Form S-4 Registration Statement Registration No. 333-124508

Ladies and Gentlemen:

        I am an attorney for Worldspan, L.P., a Delaware limited partnership ("Worldspan"), the parent company of the wholly-owned subsidiaries of Worldspan listed on Exhibit A hereto (each a "Georgia Guarantor" and collectively the "Georgia Guarantors"), and have served as counsel to the Georgia Guarantors in connection with the preparation and filing by Worldspan, WS Financing Corp., a Delaware corporation (WS Financing, and WS Financing together with Worldspan, the "Issuers"), the Georgia Guarantors and the other domestic subsidiaries of the Issuers (the "Other Guarantors," and the Other Guarantors together with the Georgia Guarantors, the "Guarantors") of a Registration Statement on Form S-4 (Registration No. 333-124508) (the "Registration Statement") originally filed on April 29, 2005 with the Securities and Exchange Commission for the purpose of registering the issuance of up to an aggregate principal amount of $300,000,000 of the Issuers' Senior Second Lien Secured Floating Rate Notes due 2011 (the "Exchange Notes") and the Guarantors' guarantees thereof (the "Exchange Guarantees") under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange Notes and the Exchange Guarantees are to be issued in exchange for an equal aggregate principal amount of the Issuers' outstanding Senior Second Lien Secured Floating Rate Notes due 2011 (the "Existing Notes") and the Guarantors' guarantees thereof pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), dated February 11, 2005, among the Issuers, the Guarantors, J.P. Morgan Securities Inc., UBS Securities, LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co., as representatives of the several initial purchasers, which is filed as Exhibit 4.7 to the Registration Statement. The Exchange Notes are to be issued pursuant to the terms of the Indenture (the "Indenture"), dated February 11, 2005, by and among the Issuers, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), which is filed as Exhibit 4.5 to the Registration Statement. The Indenture provides that it is governed by the internal law of the State of New York. In addition, the Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA").

        In connection with the foregoing, I have reviewed such records, documents, agreements and certificates, and examined such questions of law, as I have considered necessary or appropriate for the purpose of this opinion. In making my examination of records, documents, agreements and certificates, I have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Georgia Guarantors), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering my opinion, I have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuers and the Guarantors. I have relied upon a certificate delivered by the Trustee at the time of the execution of the Indenture certifying that the Indenture has been duly authorized, executed and delivered by the Trustee and I have assumed that the Indenture constitutes a legal, valid and binding agreement of the Trustee. In addition, I have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Exchange Notes and the Exchange Guarantees.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and having regard for such legal considerations as I deem relevant, I am of the opinion that:

        The Exchange Guarantees have been duly authorized by the Georgia Guarantors, and when (a) the Registration Statement has been declared effective, (b) the Indenture has been duly qualified under the TIA, (c) the Exchange Notes have been duly executed by the Issuers, (d) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Existing Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus which is included in the Registration Statement and (e) the Exchange Guarantees have been duly executed by the Guarantors, will constitute valid and legally binding obligations of the Georgia Guarantors party thereto enforceable against the Georgia Guarantors in accordance with the terms of the applicable Exchange Guarantee, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        I am a member of the Bar of the State of Georgia and, for purposes of this opinion, I do not hold myself out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of the United States of America and the State of Georgia.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus contained therein, under the caption "Legal Matters." In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Nicholas A. Formisano

Exhibit A

Worldspan South American Holdings LLC, a Georgia limited liability company

Worldspan S.A. Holdings II, LLC, a Georgia limited liability company

Worldspan XOL LLC, a Georgia limited liability company

Worldspan OpenTable Holdings, LLC, a Georgia limited liability company